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                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Experts," "Summary Historical Financial Data," and "Selected Historical Financial Data" and to the use of the following Ernst & Young LLP reports in the Registration Statement (Form S-1) and related Prospectus of Infinity Property and Casualty Corporation for the registration of $180 million of its Senior Notes due 20__:

         -        Dated September 26, 2002 with respect to NSA Group
         - Dated September 26, 2002 with respect to Personal Lines Agency Business of Great American Insurance Company
         - Dated October 1, 2002 with respect to Infinity Property and Casualty Corporation

                  Cincinnati, Ohio
                  November 25, 2002            /s/ Ernst & Young LLP